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                                                                     EXHIBIT 18



To the Management of InterCel, Inc.:

Re: Form 10-K Report for the year ended December 31, 1996


Ladies and Gentlemen:

This letter is written to meet the requirements of Regulation S-K calling for a letter from a registrant's independent accountants whenever there has been a change in accounting principle or practice.

As of January 1, 1996, the Company changed from the deferral method of accounting for certain promotional costs (e.g., free cellular phones, substantial discounts toward cellular phones, or credits toward future monthly service in return for a customer signing a noncancelable cellular telephone service agreement for a term of one to three years) to the immediate expensing of these costs as incurred method. According to the management of the Company, this change was made to better align itself with industry practice and to correspond with its treatment of similar promotional costs for its Personal Communication Services' operations.

A complete coordinated set of financial and reporting standards for determining the preferability of accounting principles among acceptable alternative principles has not been established by the accounting profession. Thus, we cannot make an objective determination of whether the change in accounting described in the preceding paragraph is to a preferable method. However, we have reviewed the pertinent factors, including those related to financial reporting, in this particular case on a subjective basis, and our opinion stated below is based on our determination made in this manner.

We are of the opinion that the Company's change in method of accounting is to an acceptable alternative method of accounting, which, based upon the reasons stated for the change and our discussions with you, is also preferable under the circumstances in this particular case. In arriving at this opinion, we have relied on the business judgment and business planning of your management.


 Very truly yours,



/s/  Arthur Andersen LLP
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        February 3, 1997